Exhibit 99.1

Interval Leisure Group Authorizes Share Repurchase Program

MIAMI, FL, June 4, 2014 —Interval Leisure Group (Nasdaq: IILG) (“ILG”) today announced  that its Board of Directors has authorized a stock repurchase program that enables ILG to purchase up to $20 million of its common stock. ILG had completed purchases under its prior authorization.

The amount and timing of specific repurchases are subject to market conditions, applicable legal requirements and other factors. Repurchases may be conducted in the open market or through privately negotiated transactions. This program may be modified, suspended or terminated by Interval Leisure Group at any time without notice.

About Interval Leisure Group

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry. Headquartered in Miami, Florida, ILG has approximately 5,000 employees worldwide. The company’s Membership and Exchange segment offers leisure and travel-related products and services to about 2 million member families who are enrolled in various programs. Interval International, the segment’s principal business, has been a leader in vacation ownership exchange since 1976. With offices in 16 countries, it operates the Interval network of nearly 2,900 resorts in more than 80 nations. ILG delivers additional opportunities for vacation ownership exchange through its Trading Places International (TPI) network. ILG’s Management and Rental segment includes Aston Hotels & Resorts, Aqua Hospitality, VRI Europe (VRIE), Vacation Resorts International (VRI), and TPI. These businesses provide hotel, condominium resort, timeshare resort, homeowners’ association and club management, as well as rental services, to travelers and owners at approximately 250 vacation properties, resorts, and club locations throughout North America and Europe. More information about the company is available at www.iilg.com.

Forward-Looking Statements

The press release contains forward-looking statements within the meaning of the Section 21E of the Securities Exchange Act of 1934, as amended, relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The forward-looking statements are subject to the limitations and qualifications set forth in the press release as well as in ILG’s other documents filed with the SEC, including, without limitation, that actual events and/or results may differ materially from those projected in such forward-looking statements. The authorization of the stock repurchase program is not a guarantee that any or all shares authorized for repurchase will be repurchased under the program. The ability of ILG to repurchase shares of common stock will depend on a number of factors, including future financial condition and compliance with the terms of its debt agreements.

Investor Contact:

Jennifer Klein

Investor Relations

Jennifer.Klein@iilg.com

305-925-7302

Media Contact:

Christine Boesch

Corporate Communications

Chris.Boesch@iilg.com

305-925-7267